Exhibit 99.1
UNRESTRICTED ANNUAL SHARE AWARD
Date of Grant: ___________, ____
Number of Shares Awarded: «Award»
Name
Street Address
City, ST Zip Code
Dear Name
     We are pleased to inform you that as part of your annual director compensation as a non-employee director of Terra Industries Inc. (the “Corporation”), you have been granted, under the Terra Industries Inc. Stock Incentive Plan of 2002 (the “Plan”), the number of Unrestricted Common Shares of the Corporation set forth above.
     The fair market value of the shares granted under this award are taxable as ordinary compensation income and subject to self-employment taxes from the date of grant and as such will be included on the year-end tax statement provided to you by the Corporation. You should consider the impact of this award on your estimated tax payment obligation.
     Nothing in this Agreement shall confer upon the non-employee Director any right to continue in the service of the Board of Directors of the Corporation, or affect the right of the Board of Directors of the Corporation to terminate the service of such Director, with or without cause.
     These Unrestricted Shares are awarded pursuant to the Plan and are subject to its terms. Capitalized terms used in this letter have the same meanings as defined in the Plan. A copy of the Plan is being furnished to you with this letter and also is available on request from the Corporate Secretary of the Corporation.

Very truly yours, TERRA INDUSTRIES INC.
By:
Michael L. Bennett
President and Chief Executive Officer

By:
Mark A. Kalafut
Vice President, General Counsel and Corporate Secretary